[Letterhead of Cohen McCurdy, Ltd.]

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 16, 2006 for Monteagle Quality Growth Fund (formally Memorial Growth Equity Fund) and Monteagle Select Value Fund (formally Memorial Value Equity Fund) as of December 31, 2005 and for the periods indicated therein and to the references to our firm in the prospectuses and the Statement of Additional Information in this Post-Effective Amendment to Monteagle Funds’ (formally Memorial Funds - File No. 811-08529) Registration Statement on Form N-1A.

/s/ Cohen McCurdy

Cohen McCurdy, Ltd.
Westlake, Ohio
July 5, 2006